WARRANT TO PURCHASE
COMMON STOCK

March 7, 2007

THIS WARRANT, AND ALL SHARES OF COMMON STOCK ISSUABLE UNDER THIS WARRANT, HAVE BEEN AND WILL BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE ACT"). SUCH SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

THIS CERTIFIES THAT, for value received, ______ (the "Consultant"), or its or his permitted assigns is entitled, subject to the terms and conditions of this Warrant, at any time after the Effective Date and before 5:30 P.M. New York City time on the Expiration Date, to purchase from New Generation Holdings, Inc., a Delaware corporation (“NGH”), ___________ shares of Common Stock of NGH (“NGH Warrant Stock”) or from Plastinum Corp., a Delaware corporation (“Plastinum”), __________ shares of Common Stock of Plastinum (“Plastinum Warrant Stock”), in either case at an initial exercise price per share of Thirty Five Cents ($0.35), subject to adjustment as provided in Section 4 hereof. This Warrant may be exercised for either NGH Common Stock or Plastinum Common Stock, but not for both.

1. DEFINITIONS: As used in this Warrant, the following terms shall have the following respective meanings:

“Affiliate” when used with respect to any Person, shall mean (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, and (b) any executive officer or director of such Person and any executive officer, director or general partner of the other Person which controls such Person. For the purposes of this definition, "control" (including the correlative meanings of the terms "controlling", "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

"Common Stock" shall mean either NGH Common Stock, par value $0.001, or Plastinum Common Stock, par value $.01, as the context requires.

“Company” shall mean (i) NGH, with respect to NGH Common Stock, and (ii) Plastinum, with respect to Plastinum Common Stock.

“Effective Date" shall mean the date on which this Warrant is executed by NGH, Plastinum and the Consultant.

"Expiration Date" shall mean five (5) years from the Effective Date.

"Holder" shall mean the Consultant or its permitted registered assigns.

"Person" shall mean any individual, corporation, partnership, limited liability company, trust or other entity or organization, including any governmental authority or political subdivision thereof.

"Purchase Price" shall mean, for each share of NGH Common Stock or Plastinum Common Stock, Thirty Five Cents ($0.35), subject to adjustment as provided for herein.

"Registered Holder" shall mean any Holder in whose name this Warrant is registered upon the books and records maintained by the Company.

"SEC" shall mean the United States Securities and Exchange Commission.

"Warrant" shall mean this Warrant and any warrant delivered in substitution or exchange therefor as provided herein.

"Warrant Stock" shall mean the NGH Common Stock or the Plastinum Common Stock, as the context requires, and any other securities at any time issued, receivable or issuable upon exercise of this Warrant.

2. EXERCISE OF WARRANT.

2.1 Payment. Subject to compliance with the terms and conditions of this Warrant and applicable securities laws, this Warrant may be exercised, in whole or in part at any time or from time to time, from and after the Effective Date and on or before the Expiration Date by delivery (including, without limitation, delivery by facsimile) of the form of Notice of Exercise attached hereto as Exhibit 1 (the "Notice of Exercise"), duly executed by the Holder, to the Company at its principal office, and as soon as practicable after such date, surrendering:

(a) this Warrant at the principal office of the Company, and

(b) payment in cash, by check or by wire transfer of an amount equal to the product obtained by multiplying the number of shares of Warrant Stock being purchased upon such exercise by the then effective Purchase Price (the "Exercise Amount").

2.2 "Easy Sale" Exercise In lieu of the payment methods set forth in Section 2.1 (b) above, when permitted by law and applicable regulations (including exchange, Nasdaq and NASD rules and including that all shares so issued will be deemed to be fully paid, non-assessable and properly listed or admitted for trading), the Holder may pay the Purchase Price through a "same day sale" commitment from the Holder (and if applicable a broker-dealer that is a member of the National Association of Securities Dealers (a "NASD Dealer”)), whereby the Holder irrevocably elects to exercise this Warrant and to sell a portion of the shares so purchased to pay for the Purchase Price and the Holder (or, if applicable, the NASD Dealer) commits upon sale (or, in the case of the NASD Dealer, upon receipt) of such shares to forward the Purchase Price directly to the Company.

2.3 Stock Certificates; Fractional Shares. As soon as practicable on or after any date of exercise of this Warrant pursuant to this Section 2, the Company shall issue and deliver to the Person or Persons entitled to receive the same a certificate or certificates for the number of whole shares of Warrant Stock issuable upon such exercise, together with cash in lieu of any fraction of a share equal to such fraction of the current fair market value of one whole share of Warrant Stock as of the date of exercise of this Warrant. No fractional shares or scrip representing fractional shares shall be issued upon an exercise of this Warrant.

2.4 Partial Exercise; Effective Date of Exercise. In case of any partial exercise of this Warrant, the Company shall cancel this Warrant upon surrender hereof and shall execute and deliver a new Warrant of like tenor and date for the balance of the shares of Warrant Stock purchasable hereunder. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above. The Person entitled to receive the shares of Warrant Stock issuable upon exercise of this Warrant shall be treated for all purposes as the holder of record of such shares as of the close of business on the date the Holder is deemed to have exercised this Warrant.

3. VALID ISSUANCE; TAXES. All shares of Warrant Stock issued upon the exercise of this Warrant shall be validly issued, fully paid and non-assessable; provided that the Company shall pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery thereof. The Company shall not be required to pay any tax or other charge imposed in connection with any transfer involved in the issuance of any certificate for shares of Warrant Stock in any name other than that of the Registered Holder of this Warrant, and in such case the Company shall not be required to issue or deliver any stock certificate or security until such tax or other charge has been paid, or it has been established to the Company's reasonable satisfaction that no tax or other charge is due.

4. ADJUSTMENT OF PURCHASE PRICE AND NUMBER OF SHARES. The number of shares of Warrant Stock issuable upon exercise of this Warrant (or any shares of stock or other securities or property receivable or issuable upon exercise of this Warrant) and the Purchase Price are subject to adjustment upon occurrence of any of the following events:

4.1 Adjustment for Stock Splits, Stock Subdivisions or Combinations of Shares. The Purchase Price of this Warrant shall be proportionally decreased and the number of shares of Warrant Stock issuable upon exercise of this Warrant (or any shares of stock or other securities at the time issuable upon exercise of this Warrant) shall be proportionally increased to reflect any stock split or subdivision of the Warrant Stock. The Purchase Price of this Warrant shall be proportionally increased and the number of shares of Warrant Stock issuable upon exercise of this Warrant (or any shares of stock or other securities at the time issuable upon exercise of this Warrant) shall be proportionally decreased to reflect any combination of the Warrant Stock.

4.2 Reclassification. If the Company, by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Purchase Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 4.

4.3 Adjustment for Capital Reorganization, Merger or Consolidation. In case of any reorganization of the capital stock of the Company (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), or any merger or consolidation of the Company with or into another Person, or the sale of all or substantially all of the assets of the Company, then, and in each such case, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the Holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Purchase Price then in effect, the number of shares of stock or other securities or property of the successor Person resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 4. The foregoing provisions of this Section 4.4 shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other Person that are at the time receivable upon the exercise of this Warrant. If the per-share consideration payable to the Holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company's Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event-upon exercise of this Warrant.

5. CERTIFICATE AS TO ADJUSTMENTS5. CERTIFICATE AS TO ADJUSTMENTS" . In each case of any adjustment in the Purchase Price, or number or type of shares issuable upon exercise of this Warrant, the Chief Financial Officer or Controller of the Company shall compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based, including a statement of the adjusted Purchase Price. The Company shall promptly send (by facsimile and by either first class mail, postage prepaid or overnight delivery) a copy of each such certificate to the Holder.

6. LOSS OR MUTILATION. Upon receipt of evidence reasonably satisfactory to the Company of the ownership of and the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company shall execute and deliver in lieu thereof a new Warrant of like tenor as the lost, stolen, destroyed or mutilated Warrant.

7. RESERVATION OF WARRANT STOCK. . The Company hereby covenants that at all times there shall be reserved for issuance and delivery upon exercise of this Warrant such number of shares of Warrant Stock, Common Stock or other shares of capital stock of the Company as are from time to time issuable upon exercise of this Warrant and, from time to time, will take all steps necessary to amend its Articles of Incorporation to provide sufficient reserves of shares of Warrant Stock issuable upon exercise of this Warrant. All such shares shall be duly authorized, and when issued upon such exercise, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights, except encumbrances or restrictions arising under federal or state securities laws. Issuance of this Warrant shall constitute full authority to the Company's officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Warrant Stock upon the exercise of this Warrant.

8. RESTRICTIONS ON TRANSFER. The Holder, by acceptance hereof, agrees that, absent an effective registration statement filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), covering the disposition or sale of this Warrant or the Warrant Stock issued or issuable upon exercise hereof, as the case may be, and registration or qualification under applicable state securities laws, such Holder will not sell, transfer, pledge, or hypothecate any or all such Warrants or Warrant Stock, as the case may be, unless either (a) the Company has received an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such registration is not required in connection with such disposition or (b) the sale of such securities is made pursuant to SEC Rule 144.

9. COMPLIANCE WITH SECURITIES LAWS. By acceptance of this Warrant, the Holder hereby represents, warrants and covenants: (a) that any shares of stock purchased upon exercise of the Warrant shall be acquired for investment only and not with a view to, or for sale in connection with, any distribution thereof; (b) that the Holder has had such opportunity as such Holder has deemed adequate to obtain from representatives of the Company such information as is necessary to permit the Holder to evaluate the merits and risks of its investment in the Company; (c) that the Holder is able to bear the economic risk of holding such shares as may be acquired pursuant to the exercise of this Warrant for an indefinite period; (d) that the Holder understands that the shares of stock acquired pursuant to the exercise of this Warrant will not be registered under the Securities Act (unless otherwise required pursuant to exercise by the Holder of the registration rights, if any, previously granted to the Registered Holder) and will be "restricted securities" within the meaning of SEC Rule 144 and that the exemption from registration under Rule 144 will not be available for at least one year from the date of exercise of this Warrant, subject to any special treatment by the SEC for exercise of this Warrant pursuant to Section 2.2, and even then will not be available unless a public market then exists for the stock, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; (e) that all stock certificates representing shares of stock issued to the Holder upon exercise of this Warrant or upon conversion of such shares may have affixed thereto a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PREMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT OT REGSITRATION OR EXEMPTION THEREFROM.

10. NO RIGHTS OR LIABILTIES AS STOCKHOLDERS. This Warrant shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company. In the absence of affirmative action by such Holder to purchase Warrant Stock by exercise of this Warrant, no provisions of this Warrant, and no enumeration herein of the rights or privileges of the Holder hereof shall cause such Holder hereof to be a stockholder of the Company for any purpose.

11.  REGISTRATION RIGHTS

(a) (i) If Plastinum at any time proposes to file with the SEC a registration statement under the Securities Act on any form for the general registration of securities to be sold for cash (a “Registration Statement”) with respect to any of its shares of Common Stock (whether to be sold by Plastinum or by other stockholders), it will give written notice (a “Piggyback Notice”) to the Consultant at least thirty (30) days before the initial filing of such Registration Statement, which notice shall set forth the intended method of disposition of the securities proposed to be registered. The notice shall offer to include in such filing such aggregate number of shares of Warrant Stock as the Consultant may request. If the Consultant desires to have shares of Warrant Stock registered under this Section 11, it shall advise Plastinum in writing ten (10) days after the date of receipt of such offer from Plastinum, setting forth the number of shares of Warrant Stock for which registration is requested. Plastinum shall thereupon include in such filing the aggregate number of Warrant Stock for which registration is so requested by the Consultant.

(ii) If the managing underwriter of a proposed public offering shall advise Plastinum in writing that, in its opinion, the distribution of the shares of Warrant Stock held by the Consultant which have been requested to be included in the Registration Statement concurrently with the Common Stock being registered for Plastinum under clause (i) above would adversely affect the distribution of such securities, then the number of shares of Common Stock which the Consultant shall be permitted to include in the Registration Statement shall be limited to such amount as in the opinion of the underwriter necessary to provide for the orderly distribution of such securities.

(iii) All expenses of registrations under this subparagraph (a) of this Section 11 related to the registration of Warrant Stock shall be borne by Plastinum, other than underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Common Stock, which shall be paid by the Consultant.

(b) (i) The Consultant, by participating in any such registration, agrees to indemnify and hold harmless Plastinum, its subsidiaries and their directors and officers, each other person, if any, who controls Plastinum within the meaning of the Securities Act, each other person (including each underwriter) who participated in the offering of such securities and each other person, if any, who controls such participating person against any losses, claims, damages or liabilities, joint or several, to which Plastinum, its subsidiaries or any such director or officer or any such person may become subject under the Securities Act or any other statute or at common law insofar as such losses, claims, damages or liabilities (or actions in respect thereof), arise out of or are based upon information in writing provided to Plastinum or its subsidiaries by the Consultant specifically for use in any Registration Statement under which such shares of Common Stock were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto.

(ii) Plastinum agrees to indemnify and hold harmless the Consultant, its subsidiaries and their directors and officers, each other person, if any, who controls the Consultant within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, to which the Consultant, its subsidiaries or any such director or officer or any such person may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Plastinum will not be liable in any such case to the extent that such loss, claim, damage or liability arises out of or is based upon written information provided to Plastinum or its subsidiaries by the Consultant specifically for use in any Registration Statement under which such shares of Common Stock were registered under the Securities Act at the request of such holder, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto.

(iii) The Consultant shall, if requested by Plastinum, enter into an underwriting agreement or similar agreement containing customary indemnification provisions substantially similar to those in this Section 11.

12. NOTICE. All notices and other communications from the Company to the Holder shall be given in accordance with the Consulting Agreement.

13. HEADINGS; SECTION REFERENCE. The headings in this Warrant are for purposes of convenience in reference only, and shall not be deemed to constitute a part hereof. All Section references herein are references, to Sections of this Warrant unless specified otherwise.

14. LAW GOVERNING. . This Warrant shall be construed and enforced in accordance with, and governed by, the internal laws of the State of New York, without regard to its conflict of laws rules. The Company hereby consents to the jurisdiction of any state or federal court located within the County of Nassau, State of New York, and irrevocably agrees that all actions or proceedings relating to this Warrant may be litigated in such courts, and the Company waives any objection which it may have based on improper venue or forum non-conveniens to the conduct of any proceeding in any such court.

15. NO IMPAIRMENT. The Company will not, by amendment of its Articles of Incorporation or bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Registered Holder of this Warrant against impairment. Without limiting the generality of the foregoing, the Company: (a) will not increase the par value of any shares of stock issuable upon the exercise of this Warrant above the amount payable therefor upon such exercise and (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Warrant Stock upon exercise of this Warrant.

16. SEVERABILITY. If any term, provision, covenant or restriction of this Warrant is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Warrant shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

17. COUNTERPARTS. For the convenience of the parties, any number of counterparts of this Warrant may be executed by the parties hereto and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

18. NO INCONSISTENT AGREEMENTS. The Company will not on or after the date of this Warrant enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Holder or otherwise conflicts with the provisions hereof.

19. SATURDAYS, SUNDAYS AND HOLIDAYS. If the Expiration Date falls on a Saturday, Sunday or legal holiday, the Expiration Date shall automatically be extended until 5:00 P.M. the next business day.

[The signature page follows]

IN WITNESS WHEREOF, NGH and Plastinum have executed this Warrant as of March __, 2007.

NEW GENERATION HOLDINGS, INC. By:____________________________ Name: Title: PLASTINUM CORP. (f/k/a New Generation Plastic, Inc.) By:____________________________ Name: Title:

[Signature Page to Warrant]

EXHIBIT 1

NOTICE OF EXERCISE

(To be executed upon exercise of Warrant)

NEW GENERATION HOLDINGS, INC.
PLASTINUM CORP. (f/k/a New Generation Plastic, Inc.)

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant Certificate for, and to purchase thereunder, the securities of (CHECK ONE) _____ NEW GENERATION HOLDINGS, INC. or _________ PLASTINUM CORP. (f/k/a New Generation Plastic, Inc.) as provided for therein, and (check the applicable box):

1.	Tenders herewith payment of the exercise price in full in the form of cash or a certified or official bank check in same-day funds in the amount of $_______ for __________ such securities.

2.	Elects the Easy Sale Exercise option pursuant to Section 2.3 of the Warrant, and accordingly requests delivery of a net of ________ of such securities.

Please issue a certificate or certificates for such securities in the name of, and pay any cash for any fractional share to (please print name, address and social security number):

Name:	______________________________________
Address:	______________________________________
Signature:	______________________________________

Note: The above signature should correspond exactly with the name on the first page of this Warrant Certificate or with the name of the assignee appearing in the assignment form below.

If said number of shares shall not be all the shares purchasable under the within Warrant Certificate, a new Warrant Certificate is to be issued in the name of said undersigned for the balance remaining of the shares purchasable thereunder rounded up to the next higher whole number of shares.